                                                                    EXHIBIT 99.1

                               DUNKIRK POWER LLC

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE(S)
                                                              -------
Report of Independent Accountants...........................     2
Financial Statements:
  Balance Sheet at December 31, 2000 and 1999...............     3
  Statement of Operations for the year ended December 31,
     2000 and the period from
     June 11, 1999 (inception) to December 31, 1999.........     4
  Statement of Cash Flows for the year ended December 31,
     2000 and the period from
     June 11, 1999 (inception) to December 31, 1999.........     5
  Statement of Member's Equity for the year ended December
     31, 2000 and the period from June 11, 1999 (inception)
     to December 31, 1999...................................     6
Notes to Financial Statements...............................     7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Committee of
Dunkirk Power LLC:

     In our opinion, the accompanying balance sheet and the related statement of operations, of member's equity and of cash flows present fairly, in all material respects, the financial position of Dunkirk Power LLC at December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and the period from June 11, 1999 (inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Minneapolis, MN
March 2, 2001

                               DUNKIRK POWER LLC

                                 BALANCE SHEET
                         AT DECEMBER 31, 2000 AND 1999

                                                                  2000           1999
                                                                  ----           ----
                                                                (THOUSANDS OF DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $      2       $      2
  Accounts receivable, net of allowance for doubtful
     accounts of $940 and $0................................      13,892         13,804
  Accounts receivable, affiliates...........................      23,428             --
  Inventory.................................................       9,685          8,643
  Prepaid expenses..........................................       2,187          2,016
                                                                --------       --------
       Total current assets.................................      49,194         24,465
Property, plant and equipment, net..........................     184,515        183,365
Deferred financing costs, net of accumulated amortization of
  $51 and $698..............................................       1,447            557
                                                                --------       --------
       Total assets.........................................    $235,156       $208,387
                                                                ========       ========
LIABILITIES AND MEMBER'S EQUITY
Liabilities:
  Current liabilities:
     Accounts payable.......................................    $    795       $    946
     Current portion of long-term debt (intercompany note
      payable)..............................................      13,574             --
     Checks in excess of cash...............................         204            515
     Accounts payable-affiliates............................          --          6,370
     Accrued interest.......................................         380             --
     Accrued fuel and purchased power expense...............       3,723          2,394
     Accrued taxes..........................................          --            409
     Other current liabilities..............................       4,385          1,030
                                                                --------       --------
       Total current liabilities............................      23,061         11,664
     Long-term debt (intercompany note payable).............      91,806        124,118
                                                                --------       --------
       Total liabilities....................................     114,867        135,782
Member's equity.............................................     120,289         72,605
                                                                --------       --------
       Total liabilities and member's equity................    $235,156       $208,387
                                                                ========       ========

    The accompanying notes are an integral part of the financial statements.

                               DUNKIRK POWER LLC

                            STATEMENT OF OPERATIONS
     FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM JUNE 11, 1999
                        (INCEPTION) TO DECEMBER 31, 1999

                                                                  2000          1999
                                                                  ----          ----
                                                                (THOUSANDS OF DOLLARS)
Revenues....................................................    $135,370       $57,764
Operating costs.............................................      78,823        43,021
                                                                --------       -------
       Operating margin.....................................      56,547        14,743
Depreciation................................................       6,470         3,628
General and administrative expenses.........................       3,239         2,073
                                                                --------       -------
       Income from operations...............................      46,838         9,042
Other income, net...........................................        (592)           --
Interest expense............................................       9,779         5,604
                                                                --------       -------
Net income..................................................    $ 36,467       $ 3,438
                                                                ========       =======

    The accompanying notes are an integral part of the financial statements.

                               DUNKIRK POWER LLC

                            STATEMENT OF CASH FLOWS
     FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM JUNE 11, 1999
                        (INCEPTION) TO DECEMBER 31, 1999

                                                                  2000            1999
                                                                  ----            ----
                                                                 (THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $  36,467       $   3,438
  Adjustments to reconcile net income to net cash provided
     from operating activities:
     Depreciation...........................................        6,470           3,628
     Amortization of deferred financing costs...............          655             698
     Changes in assets and liabilities:
       Accounts receivable..................................          (88)        (12,240)
       Accounts receivable, affiliates......................      (23,428)             --
       Inventories..........................................       (1,042)          2,086
       Prepaid expenses.....................................         (171)         (2,017)
       Accounts payable.....................................         (151)            946
       Accounts payable-affiliates..........................       (9,826)          6,345
       Accrued fuel and purchased power expense.............        1,329           2,394
       Accrued taxes........................................           --             409
       Accrued interest.....................................          380              --
       Other current liabilities............................        2,946           1,030
       Other assets and liabilities.........................          (47)             --
                                                                ---------       ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................       13,494           6,717
                                                                ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of liabilities assumed..........           --        (193,285)
  Capital expenditures......................................       (4,164)         (5,976)
                                                                ---------       ---------
NET CASH USED IN INVESTING ACTIVITIES.......................       (4,164)       (199,261)
                                                                ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long term debt......................     (131,642)             --
  Proceeds from borrowings..................................      112,904         124,118
  Deferred financing costs..................................       (1,498)         (1,254)
  Contributions from member.................................       11,217          69,167
  Checks in excess of cash..................................         (311)            515
                                                                ---------       ---------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.........       (9,330)        192,546
                                                                ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................           --               2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............            2              --
                                                                ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $       2       $       2
                                                                =========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid (net of amount capitalized).................    $   8,744       $   5,195
                                                                =========       =========

    The accompanying notes are an integral part of the financial statements.

                               DUNKIRK POWER LLC

                          STATEMENT OF MEMBER'S EQUITY
     FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM JUNE 11, 1999
                        (INCEPTION) TO DECEMBER 31, 1999

                                                                (THOUSANDS OF DOLLARS)
                                                                ----------------------
Balance, June 11, 1999......................................           $     --
Contributions from member...................................             69,167
Net income..................................................              3,438
                                                                       --------
Balance, December 31, 1999..................................             72,605
Contributions from member...................................             11,217
Net income..................................................             36,467
                                                                       --------
Balance, December 31, 2000..................................           $120,289
                                                                       ========

    The accompanying notes are an integral part of the financial statements.

                               DUNKIRK POWER LLC

                         NOTES TO FINANCIAL STATEMENTS

     Dunkirk Power LLC ("the Company"), a wholly-owned subsidiary of NRG Northeast Generating LLC ("Northeast Gen"), owns and operates the approximately 600 Megawatt ("MW"), four unit, coal-fired base-load electric generating facility located in Dunkirk, New York.

     Northeast Gen, a wholly-owned indirect subsidiary of NRG Energy, Inc. ("NRG"), owns electric power generation plants in the northeastern region of the United States. Northeast Gen was formed for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates the electric generating facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Harbor Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

     At December 31, 1999, Northeast Gen held a 99% interest in Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Dunkirk Power LLC, Huntley Power LLC, Oswego Harbor Power LLC and Somerset Power LLC. Northeast Generating Holding LLC and NRG Eastern LLC each held a minority interest of 0.5% in Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Dunkirk Power LLC, Huntley Power LLC, Oswego Harbor Power LLC and Somerset Power LLC. Northeast Generating Holding LLC and NRG Eastern LLC are wholly-owned subsidiaries of NRG Energy, Inc.

     NRG Connecticut Generating LLC, a wholly owned subsidiary of NRG, owned 100% of Connecticut Jet Power LLC, Devon Power LLC, Middletown Power LLC, Montville Power LLC and Norwalk Harbor Power LLC.

     Effective January 1, 2000, the minority ownership interests held by Northeast Generating Holding LLC and NRG Eastern LLC as well as the ownership interests held by NRG Connecticut Generating LLC were transferred to Northeast Gen. Since all assets and operations were under common ownership and control since April 27, 1999 (inception of Northeast Gen), the Northeast Gen financial statements have been presented on a combined basis without minority interest.

     Additional information regarding Northeast Gen and the Company can be found in NRG's Form 10-K for the twelve months ended December 31, 2000.

1. BUSINESS DEVELOPMENTS

     In June 1999, the Huntley and Dunkirk facilities were acquired from Niagara Mohawk Power Corporation ("NiMo") for approximately $355 million. The two coal-fired facilities are located near Buffalo, New York, and have a combined capacity of 1,360 MW. The Dunkirk facilities were acquired for approximately $193.3 million and have a capacity of 600 MW.

     The acquisition was accounted for as the purchase of assets. The aggregate purchase price was allocated among the assets acquired and liabilities assumed in the following amounts based on an appraisal completed in March 2000:

                                                                (IN THOUSANDS)
                                                                --------------
Assets:
  Accounts receivable.......................................       $  1,565
  Inventory.................................................         10,728
  Property, plant and equipment.............................        181,017
                                                                   --------
     Total assets...........................................        193,310
Liabilities:
  Accounts payable-affiliates...............................             25
                                                                   --------
     Total liabilities......................................             25
                                                                   --------
Net assets acquired.........................................       $193,285
                                                                   ========

                               DUNKIRK POWER LLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and actuarially determined benefit costs, among others. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash and short-term investments with original maturities of three months or less.

INVENTORY

     Inventory consists of spare parts, coal and fuel oil and is stated at the lower of weighted average cost or market (Note 5).

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Facilities, machinery and equipment.........................    25 to 30 years
Office furnishings and equipment............................     3 to 10 years

     At December 31, 2000 and 1999, property, plant and equipment consisted of the following:

                                                             2000           1999
                                                             ----           ----
                                                               (IN THOUSANDS)
Land...................................................    $  1,879       $  1,879
Facilities, machinery and equipment....................     192,437        181,759
Construction in progress...............................         168          3,268
Office furnishings and equipment.......................         121             87
Accumulated depreciation...............................     (10,090)        (3,628)
                                                           --------       --------
Property, plant and equipment, net.....................    $184,515       $183,365
                                                           ========       ========

DEFERRED FINANCING COSTS

     Deferred financing costs consist of legal and other costs incurred to obtain debt financing. These costs are being amortized over the terms of the related debt.

                               DUNKIRK POWER LLC

REVENUE RECOGNITION

     Revenues from the sale of electricity and steam are recorded based upon the output delivered and capacity provided at rates as specified under contract terms or prevailing market rates. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred.

POWER MARKETING ACTIVITIES

     The Company has entered into a contract with a marketing affiliate for the sale of energy, capacity and ancillary services produced, which enables the affiliate to engage in forward sales and hedging transactions to manage the Company's electricity price exposure. Net gains or losses on hedges by the marketing affiliate, which are physically settled, are recognized in the same manner as the hedged item. The Company receives the net transaction price on all contracts that are physically settled by its marketing affiliate.

INCOME TAXES

     The Company has been organized as a Limited Liability Company (LLC). Therefore, federal and state income taxes are assessed at the member level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

     At December 31, 2000 and 1999, the accompanying financial statements report a balance of $184,515 and $183,365, respectively, for net property, plant and equipment. The tax basis of this property is estimated to be $171,651 and $180,530, respectively. The primary difference is due to accelerated tax depreciation.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), subsequently amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires Northeast Gen to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedging assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings.

     SFAS No. 133 will apply to Northeast Gen's energy and energy related commodities financial instruments, long-term power sales contracts and long-term gas purchase contracts used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investment in fuel inventories. The Company does not enter into long-term power sales contracts, long-term gas purchase contracts, or other derivative instruments. These activities are conducted by an affiliate of Northeast Gen and are not allocated to the Company.

     Northeast Gen has adopted SFAS No. 133 effective January 1, 2001. The effect of adopting SFAS No. 133 was as follows:

     - A one-time after-tax unrealized gain of $7.7 million recorded to other accumulated comprehensive income related to the initial adoption of SFAS No. 133 during the quarter ended March 31, 2001, and

     - Increased volatility in future earnings is possible due to the impact of market fluctuations on derivative instruments used by Northeast Gen.

                               DUNKIRK POWER LLC

3. SHORT-TERM BORROWINGS

     At December 31, 1999, Northeast Gen had $682.3 million in short-term borrowings under its 364-day credit facility, which had a weighted average interest rate of 6.86% for the period. Interest on the credit facility is payable at a variable rate of LIBOR plus 0.125%. The credit facility consisted of a $646.6 million term loan facility and a $35.7 million working capital revolving facility. On June 11, 1999, the Company borrowed from Northeast Gen approximately $124.1 million of the $646.6 million term loan facility proceeds pursuant to an intercompany loan agreement to finance a portion of its purchase of its electric generating facilities. The terms of the intercompany loan were identical to Northeast Gen's 364-day credit facility. During 1999, approximately $5.6 million of interest expense related to the credit facility was recognized as part of the Company's results of operations.

4. LONG-TERM DEBT

     On February 22, 2000, Northeast Gen issued $750 million of senior secured bonds to refinance short-term project borrowings and for certain other purposes. The bond offering included three tranches: $320 million with an interest rate of 8.065% due in 2004; $130 million with an interest rate of 8.842% due in 2015; and $300 million with an interest rate of 9.292% due in 2024. Northeast Gen used $646.6 million of the proceeds to repay short-term borrowings outstanding at December 31, 1999; accordingly $646.6 million of short-term debt has been reclassified as long-term debt based on the refinancing. Each of the subsidiaries of Northeast Gen, of which the Company is one, jointly and severally guarantee the bonds. The bonds are secured by a security interest in Northeast Gen's membership or other ownership interest in its subsidiaries that guarantee the bonds; Northeast Gen's rights under all intercompany notes between it and its subsidiaries; the power sales and agency agreements, the operations and maintenance agreements, the corporate services agreements, the transition power sales contracts entered into by Northeast Gen and its subsidiaries and the funds administration agreement; the debt service reserve account; and the revenues from certain power sales contracts entered into by NRG Power Marketing associated with existing or future facilities owned by Northeast Gen or its subsidiaries. At December 31, 2000, the Company's outstanding balance under this debt agreement was $105.4 million. A portion of the interest expense related to these bonds is recognized as part of the Company's results of operations.

5. INVENTORY

     At December 31, 2000 and 1999, inventory, which is stated at the lower of weighted average cost or market, consisted of:

                                                                2000         1999
                                                                ----         ----
                                                                 (IN THOUSANDS)
Fuel oil...................................................    $2,669       $   36
Spare parts................................................     6,594        6,125
Coal.......................................................       422        2,448
Other......................................................        --           34
                                                               ------       ------
     Total.................................................    $9,685       $8,643
                                                               ======       ======

6. RELATED PARTY TRANSACTIONS

     On June 11, 1999, Company entered into a power sales and agency agreement with NRG Power Marketing Inc., a wholly-owned subsidiary of NRG. The agreement is effective until December 31, 2030. Under the agreement, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by the Company, (ii) procure and provide to the Company all fuel required to operate its respective facilities and (iii) market, sell and purchase all emission credits

                               DUNKIRK POWER LLC
owned, earned or acquired by the Company. In addition, NRG Power Marketing Inc. will have the exclusive right and obligation to effect the direction of the power output from the facilities.

     Under the agreement, NRG Power Marketing Inc. pays to the Company gross receipts generated through sales, less costs incurred by NRG Power Marketing Inc. relative to its providing services (e.g. transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.).

     During 2000 and 1999, the Company recorded gross receipts less costs incurred from NRG Power Marketing Inc. totaling $91.8 million and $27.5 million, respectively.

     The Company has no employees and has entered into an operation and maintenance agreement with a subsidiary of NRG Operating Services, Inc., a wholly-owned subsidiary of NRG ("NRG Operating Services"). The agreement is effective for five years, with options to extend beyond five years. Under the agreement, the NRG Operating Services company operator operates and maintains its respective facility, including (i) coordinating fuel delivery, unloading and inventory, (ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting the Company in performing the Company's obligations under agreements related to its facilities.

     Under the agreement, the operator will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. A demobilization payment will be made if the subsidiary elects not to renew the agreement. There are also incentive fees and penalties based on performance under the approved operating budget, the heat rate and safety.

     During 2000 and 1999, the Company incurred operating and maintenance costs billed from NRG Operating Services Inc. totaling $24.6 million and $12.1 million, respectively.

     On June 11, 1999, Company entered into an agreement with NRG for corporate support and services. The agreement is perpetual in term, unless terminated in writing. Under the agreement, NRG will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG is paid for personnel time as well as out-of-pocket costs.

     During 2000 and 1999, the Company paid NRG approximately $0.4 million and $0.3 million, respectively, for corporate support and services.

7. SALES TO SIGNIFICANT CUSTOMERS

     During 2000, sales to two customers accounted for 52.2% and 49.7% of the Company's revenues. During 1999, sales to one customer accounted for 86.0% of the Company's revenues. During 1999, the Company entered into a transition agreement with the previous owner of the Company's recently acquired electric generating facilities for the sale of energy, capacity and other ancillary services. This transition agreement accounted for a majority of the Company's revenues during 1999 (Note 8).

8. COMMITMENTS AND CONTINGENCIES

REGULATORY ISSUE

     On March 30, 2000, Northeast Gen received notification from the New York Independent System Operator (NYISO) of its petition to the Federal Energy Regulatory Commission (FERC) to place a $2.52 per megawatt hour market cap on ancillary service revenues. The NYISO also requested authority to impose this cap on a retroactive basis to March 1, 2000.

     On May 31, 2000, the FERC approved the NYISO's request to impose price limitations on one ancillary service, Ten Minute Non-Synchronized Reserves (TMNSR) on a prospective basis only, effective March 28,

                               DUNKIRK POWER LLC

2000. The FERC rejected the NYISO's request for authority to adjust the market-clearing prices for TMNSR on a retroactive basis. As a result of the FERC order, (unless the NYISO or other party successfully appeals the order), Northeast Gen will retain approximately $8.0 million of revenues collected in February 2000. Northeast Gen has included in revenues, but has not yet collected for March 2000, approximately $8.2 million, which has been fully reserved for as of December 31, 2000.

ENVIRONMENTAL

     Environmental laws and/or regulations generally require air emissions and water discharges to meet specified limits. They also impose potential joint and several liability, with regard to fault, on entities responsible for certain releases of hazardous substances to manage such materials properly and to clean up property affected by their production and discharge. Northeast Gen expects to spend approximately $51.2 million for capital expenditures between 2001 and 2005 for environmental compliance, which includes the possible installation of Nitrogen oxides (NOx) control technology at the Somerset facility, resolution of consent orders for remediation at the Arthur Kill and Astoria facilities, the resolution of a consent order for water intake at the Arthur Kill facility, and completing remediation-related requirements under the Connecticut Transfer Act. During the years 2000 and 1999 Northeast Gen recorded approximately $3.0 million and $0.1 million of expenditures related to environmental matters.

CONTRACTUAL COMMITMENTS

     During 1999, NRG Energy acquired the Huntley and Dunkirk generating facilities from Niagara Mohawk Power Corporation ("NiMo"). In connection with this acquisition, NRG Energy entered into a four-year agreement with NiMo that requires NRG Energy to provide to NiMo pursuant to a predetermined schedule fixed quantities of energy and capacity at a fixed price.

LEGAL PROCEEDINGS

     On May 25, 2000, the New York Department of Environmental Conservation issued a Notice of Violation to the Company and the prior owner of the Huntley and Dunkirk facilities relating to physical changes made at those facilities prior to our assumption of ownership. The Notice of Violation alleges that these changes represent major modifications undertaken without obtaining the required permits. Although the Company has a right to indemnification by the previous owner for fines, penalties, assessments, and related losses resulting from the previous owner's failure to comply with environmental laws and regulations, if these facilities did not comply with the applicable permit requirements, NRG Energy could be required, among other things, to install specified pollution control technology to further reduce air emissions from the Dunkirk and Huntley facilities and the Company could become subject to fines and penalties associated with the current and prior operation of the facilities. The Company is currently in settlement discussions with the Department of Environmental Conservation and the State Attorney General's office.